Exhibit 99.1

Myers Industries Reports 2022 First Quarter Results

Significant Progress Against 3-Horizon Strategy Leads to a Record Earnings Quarter

Company Raises Full Year Fiscal 2022 Outlook

May 5, 2022, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE), a leading manufacturer of a wide range of polymer products and distributor for the tire, wheel, and under-vehicle service industry, today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights

•
Net sales increased 29% to $225.5 million, compared with $174.4 million for the first quarter of 2021
•
On an organic basis, net sales increased 23% compared with the first quarter of 2021
•
Net income per diluted share increased 135% to $0.47, compared with $0.20 for the first quarter of 2021
•
Adjusted earnings per diluted share increased 127% to $0.50, compared with $0.22 for the first quarter of 2021
•
Adjusted EBITDA increased 82% to $31.0 million, compared with $17.0 million for the first quarter of 2021
•
Cash flow from continuing operations was $7.3 million and free cash flow was $2.2 million

Myers Industries President and CEO, Mike McGaugh said, “We are successfully executing our strategy. We continue delivering on the key elements of Horizon 1: Self-help, Organic Growth, and Bolt On M&A. As a result of this focus, our results continue to improve. We are pleased to report that the first quarter of 2022 was a record earnings quarter for Myers. Our commitment to the ‘One Myers’ strategic vision has fundamentally changed the way we do business and has unified our organization. The results are clear: we drove our sixth consecutive quarter of double-digit top-line expansion, supported by strong organic sales and sustained benefits from the acquisitions of both Elkhart Plastics and Trilogy Plastics. We have continued our efforts to be an excellent partner to our customers. As a result, we have generated the second quarter of margin expansion while growing sales. This consistent performance, across a variety of economic conditions, supports our growing confidence that we can continue to improve the earnings profile of the Company across future market and economic cycles.

McGaugh concluded, "The strong results from the first quarter have led us to raise our outlook for 2022, including increasing our adjusted EPS range from $1.20 - $1.40 to $1.30 - $1.50. The quarter's results exemplify the benefits and outcomes stemming from disciplined efforts to execute our 'One Myers' approach. The progress to date is encouraging, and I believe we are only just at the beginning of our journey. In conclusion, I believe that this quarter demonstrates the potential significant shareholder value creation that is possible through the execution of our long-term strategy as we transform Myers into a great company.

First Quarter 2022 Financial Summary

	Quarter Ended March 31,
(Dollars in thousands, except per share data)	2022	2021	% Inc (Dec)
Net sales	$225,486	$174,429	29.3%
Gross profit	$71,928	$50,413	42.7%
Gross margin	31.9%	28.9%
Operating income	$24,405	$10,865	124.6%
Net income:
Net income	$17,337	$7,305	137.3%
Net income per diluted share	$0.47	$0.20	135.0%

Adjusted operating income	$25,831	$11,854	117.9%
Adjusted net income:
Net income	$18,266	$8,036	127.3%
Net income per diluted share	$0.50	$0.22	127.3%
Adjusted EBITDA	$31,031	$17,015	82.4%

Net sales were $225.5 million, an increase of $51.1 million, or 29.3%, compared with $174.4 million for the first quarter of 2021, driven by strong sales in both the Material Handling and Distribution segments. Excluding the incremental $10.9 million of net sales from the Trilogy Plastics acquisition, organic net sales increased 23%, with 20% due to favorable pricing and 3% due to higher volume/mix.

Gross profit increased $21.5 million, or 42.7% to $71.9 million, primarily due to the increased contribution from pricing actions, sales volume, and the Trilogy Plastics acquisition. Partially offsetting these contributions were higher raw material costs, increased labor costs, and an unfavorable sales mix. The contribution from pricing actions more than offset higher raw material costs, which led to a favorable price-to-cost relationship for the quarter and gross margin of 31.9% compared with 28.9% for the first quarter of 2021. Selling, general and administrative expenses increased $8.4 million, or 21.3% to $48.0 million, reflecting the Trilogy Plastics acquisition, higher salaries, benefits, and incentive compensation costs, increased variable selling expenses, and higher facility costs. SG&A as a percentage of sales declined to 21.3%, compared with 22.7% in the same period last year. Net income per diluted share was $0.47, compared with $0.20 for the first quarter of 2021. Adjusted earnings per diluted share were $0.50, compared with $0.22 for the first quarter of 2021.

First Quarter 2022 Segment Results

(Dollar amounts in the segment tables below are reported in millions)

Material Handling

	Net Sales	Op Income	Adj Op Income	Adj Op Income Margin
Q1 2022 Results	$176.6	$31.2	$31.9	18.0%
Q1 2021 Results	$129.9	$16.9	$16.9	13.0%
Increase (decrease) vs prior year	36.0%	84.4%	88.3%	+500 bps

Net sales for the Material Handling Segment were $176.6 million, an increase of $46.7 million, or 36.0%, compared with $129.9 million for the first quarter of 2021. Excluding the incremental $10.9 million of net sales from the Trilogy Plastics acquisition, organic net sales increased 24% due to favorable price and 4% due to higher volume/mix. Organic net sales increased in the food and beverage, industrial, consumer, and vehicle end markets. Operating income increased 84.4% to $31.2 million, compared with $16.9 million in 2021. Adjusted operating income increased 88.3% to $31.9 million, compared with $16.9 million in 2021. Contributions from pricing actions and the increase in sales volume during the quarter were partially offset by higher raw material costs, increased labor, and an unfavorable sales mix. The contribution from pricing actions more than offset higher raw material costs, which led to a favorable price-to-cost relationship for the quarter. Additionally, SG&A expenses were higher year-over-year. The increase in SG&A expenses was primarily due to the Trilogy Plastics acquisition, higher salaries, benefits and incentive compensation costs, increased variable selling expenses, and higher facility costs. The Material Handling Segment’s adjusted operating income margin was 18.0%, compared with 13.0% for the first quarter of 2021.

Distribution

	Net Sales	Op Income	Adj Op Income	Adj Op Income Margin
Q1 2022 Results	$48.9	$3.3	$3.3	6.8%
Q1 2021 Results	$44.6	$1.4	$2.0	4.4%
Increase vs prior year	9.7%	129.6%	68.0%	+240 bps

Net sales for the Distribution Segment were $48.9 million, an increase of $4.3 million, or 9.7%, compared with $44.6 million for the first quarter of 2021. The increase was driven by higher pricing. Operating income increased 129.6% to $3.3 million, compared with $1.4 million in 2021. Adjusted operating income increased 68.0% to $3.3 million, compared with $2.0 million in 2021. The contribution from higher pricing was partially offset by an increase in product costs and SG&A expenses year-over-year. The increase in SG&A expenses was primarily the result of higher salaries, benefits, and incentive compensation costs. The Distribution Segment’s adjusted operating income margin was 6.8%, compared with 4.4% for the first quarter of 2021.

Balance Sheet & Cash Flow

As of March 31, 2022, the Company’s cash on hand totaled $17.6 million. Total debt as of March 31, 2022 was $102.3 million.

For the first quarter of 2022, cash flow provided by operations was $7.3 million and free cash flow was $2.2 million, compared with cash flow provided by operations of $6.6 million and free cash flow of $1.4 million for the first quarter of 2021. The increase in cash flow was driven by higher earnings, partially offset by an increase in working capital, primarily accounts receivable and inventory. Capital expenditures for the first quarter of 2022 were $5.1 million, compared with $5.2 million for the first quarter of 2021.

2022 Outlook

Based on current exchange rates, market outlook, and business forecast, the Company updated its outlook for fiscal 2022, and currently forecasts:

•
Net sales growth in the low to mid double-digit range with approximately one quarter of the increase due to the acquisition of Trilogy Plastics
•
Diluted EPS in the range of $1.28 to $1.48; adjusted diluted EPS in the range of $1.30 to $1.50
•
Capital expenditures to be in the range of $25 to $28 million
•
Effective tax rate to approximate 26%

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, May 5, 2022, at 8:30 a.m. EDT. The call is anticipated to last less than one hour and may be accessed using the following online participation registration link: https://www.incommglobalevents.com/registration/q4inc/10670/myers-industries-q1-2022-earnings-call/. Upon registering, each participant will be provided with call details and a registrant ID that will be used to track call attendance. Reminders will also be sent to registered participants via email. The live webcast of the conference call can be accessed from the Investor Relations section of the Company's website at www.myersindustries.com. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. Investors can access a replay of the teleconference at (866) 813-9403; international callers use (226) 828-7578. The Access Code is 988435. The teleconference replay will be available through May 12, 2022.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted gross profit, adjusted gross profit margin, adjusted operating income (loss), adjusted operating income margin, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA margin, adjusted income (loss) before taxes, adjusted net income, adjusted earnings per diluted share, and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries

Myers Industries, Inc. is a manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under-vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “will”, “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: impacts from the COVID-19 pandemic on our business, conditions, customers and capital position; the impact of COVID-19 on local, national and global economic conditions; the effects of various governmental responses to the COVID-19 pandemic, raw material availability, increases in raw material costs, or other production costs; impacts of price increases, risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; impact of the U.S. elections impacts on the regulatory landscape, capital markets, and responses to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and other important factors detailed previously and from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q. Such reports are available on the Securities and Exchange Commission's public reference facilities and its website at www.sec.gov and on the Company's Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact: Monica Vinay, Vice President, Investor Relations & Treasurer, (330) 761-6212

M-INV

Source: Myers Industries, Inc.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share and per share data)

	Quarter Ended
	March 31, 2022	March 31, 2021
Net sales	$225,486	$174,429
Cost of sales	153,558	124,016
Gross profit	71,928	50,413
Selling, general and administrative expenses	47,990	39,548
(Gain) loss on disposal of fixed assets	(467)	—
Operating income (loss)	24,405	10,865
Interest expense, net	1,147	995
Income (loss) before income taxes	23,258	9,870
Income tax expense (benefit)	5,921	2,565
Net income (loss)	$17,337	$7,305
Net income (loss) per common share:
Basic	$0.48	$0.20
Diluted	$0.47	$0.20
Weighted average common shares outstanding:
Basic	36,280,268	35,993,331
Diluted	36,511,034	36,290,831

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31,
	2022	2021	% Change
Net sales
Material Handling	$176,636	$129,893	36.0%
Distribution	48,861	44,550	9.7%
Inter-company Sales	(11)	(14)	-
Total	$225,486	$174,429	29.3%

Operating income (loss)
Material Handling	$31,220	$16,927	84.4%
Distribution	3,301	1,438	129.6%
Corporate	(10,116)	(7,500)	-
Total	$24,405	$10,865	124.6%

Adjusted operating income (loss)
Material Handling	$31,871	$16,927	88.3%
Distribution	3,301	1,965	68.0%
Corporate	(9,341)	(7,038)	-
Total	$25,831	$11,854	117.9%

Adjusted operating income margin
Material Handling	18.0%	13.0%
Distribution	6.8%	4.4%
Corporate	n/a	n/a
Total	11.5%	6.8%

Adjusted EBITDA
Material Handling	$36,387	$21,446	69.7%
Distribution	3,859	2,508	53.9%
Corporate	(9,215)	(6,939)	-
Total	$31,031	$17,015	82.4%

Adjusted EBITDA margin
Material Handling	20.6%	16.5%
Distribution	7.9%	5.6%
Corporate	n/a	n/a
Total	13.8%	9.8%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GROSS PROFIT, OPERATING INCOME AND EBITDA (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31, 2022
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$176,636	$48,861	$225,497	$(11)	$225,486

Gross profit					71,928
Add: Restructuring expenses and other adjustments					390
Adjusted gross profit					72,318
Gross margin as adjusted					32.1%

Operating income (loss)	31,220	3,301	34,521	(10,116)	24,405
Add: Acquisition and integration costs	—	—	—	75	75
Add: Restructuring expenses and other adjustments	390	—	390	—	390
Add: Loss on sale of assets	261	—	261	—	261
Add: Environmental charges	—	—	—	700	700
Adjusted operating income (loss)(1)	31,871	3,301	35,172	(9,341)	25,831
Adjusted operating income margin	18.0%	6.8%	15.6%	n/a	11.5%

Add: Depreciation and amortization	4,516	558	5,074	126	5,200
Adjusted EBITDA	$36,387	$3,859	$40,246	$(9,215)	$31,031
Adjusted EBITDA margin	20.6%	7.9%	17.8%	n/a	13.8%

(1) Includes gross profit adjustments of $390 and SG&A adjustments of $1,036

	Quarter Ended March 31, 2021
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$129,893	$44,550	$174,443	$(14)	$174,429

Gross profit					50,413
Gross margin					28.9%

Operating income (loss)	16,927	1,438	18,365	(7,500)	10,865
Add: Severance costs	—	527	527	318	845
Add: Acquisition and integration costs	—	—	—	144	144
Adjusted operating income (loss)(1)	16,927	1,965	18,892	(7,038)	11,854
Adjusted operating income margin	13.0%	4.4%	10.8%	n/a	6.8%

Add: Depreciation and amortization	4,519	543	5,062	99	5,161
Adjusted EBITDA	$21,446	$2,508	$23,954	$(6,939)	$17,015
Adjusted EBITDA margin	16.5%	5.6%	13.7%	n/a	9.8%

(1) Includes SG&A adjustments of $989

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME AND EARNINGS PER DILUTED SHARE (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended March 31,
	2022	2021
Operating income (loss)	$24,405	$10,865
Add: Severance costs	—	845
Add: Restructuring expenses and other adjustments	390	—
Add: Acquisition and integration costs	75	144
Add: Loss on sale of assets	261	—
Add: Environmental charges	700	—
Adjusted operating income (loss)	25,831	11,854
Less: Interest expense, net	(1,147)	(995)
Adjusted income (loss) before taxes	24,684	10,859
Less: Income tax expense(1)	(6,418)	(2,823)
Adjusted net income (loss)	$18,266	$8,036
Adjusted earnings per diluted share(2)	$0.50	$0.22

(1) Income taxes are calculated using the normalized effective tax rate for each year. The rate used in 2022 and 2021 is 26%.
(2) Adjusted earnings per diluted share is calculated using the weighted average common shares outstanding for the respective period.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash	$17,576	$17,655
Accounts receivable, net	132,689	100,691
Income tax receivable	—	2,517
Inventories, net	99,652	93,551
Prepaid expenses and other current assets	4,889	5,500
Total Current Assets	254,806	219,914
Property, plant, & equipment, net	92,204	92,049
Right of use asset - operating leases	27,870	29,285
Deferred income taxes	106	106
Other assets	142,259	143,195
Total Assets	$517,245	$484,549
Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable	$101,276	$81,690
Accrued expenses	41,999	44,969
Operating lease liability - short-term	5,236	5,341
Finance lease liability - short-term	504	500
Long-term debt - current portion	—	—
Total Current Liabilities	149,015	132,500
Long-term debt	92,450	90,945
Operating lease liability - long-term	22,548	23,815
Finance lease liability - long-term	9,308	9,437
Other liabilities	13,967	13,086
Deferred income taxes	5,819	5,441
Total Shareholders' Equity	224,138	209,325
Total Liabilities & Shareholders' Equity	$517,245	$484,549

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows From Operating Activities
Net income	$17,337	$7,305
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	5,321	5,261
Non-cash stock-based compensation expense	1,727	1,153
Gain on disposal of fixed assets	(467)	—
Other	521	(1,280)
Cash flows provided by (used for) working capital
Accounts receivable	(31,894)	(10,901)
Inventories	(5,980)	(3,861)
Prepaid expenses and other current assets	614	(4,854)
Accounts payable and accrued expenses	20,113	13,765
Net cash provided by (used for) operating activities	7,292	6,588
Cash Flows From Investing Activities
Capital expenditures	(5,060)	(5,238)
Acquisition of business	—	(1,223)
Proceeds from sale of property, plant, and equipment	1,076	—
Net cash provided by (used for) investing activities	(3,984)	(6,461)
Cash Flows From Financing Activities
Net borrowings from revolving credit facility	1,500	33,000
Repayments of long-term debt	—	(40,000)
Payments on finance lease	(124)	(40)
Cash dividends paid	(4,939)	(4,906)
Proceeds from issuance of common stock	471	1,900
Shares withheld for employee taxes on equity awards	(344)	(663)
Deferred financing fees	—	(1,095)
Net cash provided by (used for) financing activities	(3,436)	(11,804)
Foreign exchange rate effect on cash	49	42
Net decrease in cash	(79)	(11,635)
Cash at January 1	17,655	28,301
Cash at March 31	$17,576	$16,666

MYERS INDUSTRIES, INC.

RECONCILIATION OF FREE CASH FLOW TO GAAP NET CASH PROVIDED BY

(USED FOR) OPERATING ACTIVITIES – CONTINUING OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	YTD	YTD
	March 31, 2022	March 31, 2021
Net cash provided by (used for) operating activities	$7,292	$6,588
Capital expenditures	(5,060)	(5,238)
Free cash flow	$2,232	$1,350

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED DILUTED EARNINGS PER SHARE

(UNAUDITED)

	Full Year 2022 Guidance
	Low	High
GAAP diluted net income per common share	$1.28	$1.48
Add: Net restructuring expenses and other adjustments	0.02	0.02
Adjusted diluted earnings per share	$1.30	$1.50